Filed pursuant to Rule 424(b)(7)
Registration No. 333-287712

PROSPECTUS SUPPLEMENT NO. 1
(To prospectus dated June 27, 2025)

Momentus Inc.

Up to 952,940 Shares of Common Stock

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) supplements the prospectus dated June 27, 2025 (the “Prospectus”) relating to the resale of shares of Class A common stock, par value $0.00001 per share (the “Common Stock”), of Momentus Inc. (the “Company,” “Momentus,” “we,” “our” or “us”) by the Selling Stockholders identified in the Prospectus.

The purpose of this Prospectus Supplement is solely to supplement and amend the “Selling Stockholder” section of the Prospectus to reflect transfers from a Selling Stockholder identified in the Prospectus of certain of such Selling Stockholder’s warrants to purchase shares of Common Stock to another entity and to include such transferee entity as a Selling Stockholder.

This Prospectus Supplement should be read in conjunction with the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MNTS.” On August 22, 2025, the last reported sale price of our Common Stock was $1.28 per share.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and, as such, have elected to take advantage of certain of the scaled disclosures available for smaller reporting companies. See “Prospectus Summary – Implications of Being a Smaller Reporting Company.”

Investing in our securities involves risks. See the section entitled “Risk Factors” on page 9 of the Prospectus to read about factors you should consider before buying our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 22, 2025.

SELLING STOCKHOLDERS

This Prospectus covers the resale or other disposition by the Selling Stockholders identified in the table below of the Shares, consisting of up to an aggregate of 952,940 shares of Common Stock.

The Warrants provide that the Selling Stockholders will not have the right to exercise any portion of the Warrants if such conversion or exercise would cause (i) the aggregate number of shares of Common Stock beneficially owned by the applicable Selling Stockholders (together with its affiliates) to exceed 4.99% (the “Ownership Limitation”) of the number of shares of Common Stock outstanding immediately after giving effect to the conversion or exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the applicable Selling Stockholders (together with its affiliates) to exceed the Ownership Limitation of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. By written notice to the Company, the Selling Stockholders may decrease or increase the Ownership Limitation to any other percentage, provided that in no event can the Ownership Limitation exceed 9.99%. Any such increase will not be effective until the 61st day after such notice is delivered to the Company by the Selling Stockholders.

The table below sets forth, as of August 22, 2025, the following information regarding the Selling Stockholders:

•	Name of the Selling Stockholders;
•	Number of shares of Common Stock beneficially owned by the Selling Stockholders; and
•	Number of shares of Common Stock issuable upon the exercise of the Warrants;

The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.

All information with respect to the Common Stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Stockholders. Because the Selling Stockholders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreement, arrangements, or understanding with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of their respective shares of Common Stock owned beneficially by them that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. Except as set forth below, the Selling Stockholders have not held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

Name of Selling Stockholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Wolverine Flagship Fund Trading Limited(1)	981,512(2)	952,940 (3)	28,572(4)	*(4)

*	Less than one percent.
(1)
The securities are directly held by Wolverine Flagship Fund Trading Limited. The address of Wolverine Flagship Fund Trading Limited is Wolverine Asset Management, LLC as manager of Wolverine Flagship Fund Trading Limited, 175 West Jackson Boulevard, Suite 340, Chicago, Illinois 60604.

(2)
Consists of 28,572 shares of Common Stock issuable to the Selling Stockholder upon exercise of warrants issued in December 2024 and 952,940 shares of Common Stock issuable to the Selling Stockholder upon exercise of the Warrants.

(3)
Consists of 952,940 shares of Common Stock issuable to the Selling Stockholder upon exercise of the Warrants. None of the Warrants may be exercised to the extent that the Selling Stockholder (together with any affiliates (as defined in Rule 144 of the Securities Act) of the Selling Stockholder or any other person with which the Selling Stockholder is considered to be part of a “group” under Section 13 of the Exchange Act or with which the Selling Stockholder otherwise files reports under Section 13 and/or Section 16 of the Exchange Act) would become the “beneficial owner” (as such term is defined in the Exchange Act and the rules and regulations thereunder) of in excess of 4.99% of the number of shares of Common Stock outstanding. The beneficial ownership limitation may be decreased or increased to any other percentage up to 9.99% by the Selling Stockholder by written notice to the Company, provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company by the Selling Stockholder.

(4)	Assuming the sale of all securities offered hereby.